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                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549


                          FORM 11-K

                        ANNUAL REPORT


              Pursuant to Section 15(d) of the
               Securities Exchange Act of 1934


        For the fiscal year ended December 31, 1994
        -------------------------------------------



A. Full Title of the plan and the address of the the plan, if different from that of the issuer named below:


          HOUGHTON MIFFLIN RETIREMENT SAVINGS PLAN
          ----------------------------------------

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:


               Houghton Mifflin Company
                  222 Berkeley Street
           Boston, Massachusetts  02116-3764



                   FINANCIAL INFORMATION

At the time of this filing, it is not practicable to provide the plan financial statements to the Securities and Exchange Commission subject to the Plan's requirements under the Employee Retirement Income Security Act of 1974. Such required financial statements will be filed by amendment under cover of Form 11-K no later than June 30, 1995, in accordance with Section 15 (d) of the Securities Exchange Act of 1934.


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                         SIGNATURES



Pursuant to the requirements of the Securities and Exchange Act of 1934, the trustees (or other persons who administer the Plan) have duly caused this annual report to be signed by the undersigned, hereunto duly authorized.



                                    Retirement Committee of
                                    Houghton Mifflin Company



Date:  March 28, 1995               By:/S/Gary L. Smith
                                    --------------------
                                    Gary L. Smith
                                    Chairman
                                    Retirement Committee of
                                    Houghton Mifflin Company




















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